Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is effective as of March 1, 2016 (the “Effective Date”), by and among Towerstream I, Inc., a Delaware corporation (“Company”) and its parent company Towerstream Corporation, a Delaware corporation (“Parent”), on the one hand, and Time Warner Cable Enterprises LLC, a Delaware limited liability company (“Buyer”), on the other hand. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Exhibit A. Company, Buyer and Parent hereby agree as follows:

1.            Assets and Liabilities

1.1          Sale and Purchase of Assets.

1.1.1     Subject to the terms and conditions of this Agreement and in consideration for Buyer’s covenants in this Agreement, entry into the Backhaul Services Agreement, the assumption of the Assumed Liabilities (as defined below), the reimbursement by Buyer to Parent of the Subsequent Rent Amounts (as defined below in Section 4.11, below) in accordance with the terms of Section 4.11, below, and the reimbursement by Buyer to Parent of the Security Deposits Amount (as defined below in Section 3.8, below) to Parent in accordance with the terms of Section 6.1 (collectively, the “Purchase Price”) (as defined in Section 2.1, below), Parent and Company shall sell, assign, transfer, deliver, and convey, or cause to be sold, assigned, transferred, delivered, and conveyed, to Buyer, and Buyer shall purchase and assume from Parent and Company: (a) the leases or other right of entry or similar agreements listed on Schedule 3.7(a)(vi) of the Disclosure Schedules, together with all amendments and modifications thereto and the rights to any associated security deposits (collectively, the “Leases”), which constitute leases for every location that Buyer is using under the Services Agreement; (b) all rights to operate the Business at the Locations (as defined below) on and after the Closing Date; (c) the right to operate the WiFi access point equipment and associated controller software located in Parent’s data center and associated backend infrastructure at the locations identified on Schedule 3.7(a)(vi) of the Disclosure Schedules (the “Locations”) including the 2,320 WiFi access points associated with the backend infrastructure that constitutes the Hetnets Networks (all such WiFi access point equipment, backend infrastructure and the associated controller software shall be referred to collectively as the “Equipment” which shall expressly exclude the Towerstream Equipment); (d) all right, title and interest in the Equipment and all manufacturer’s warranties on the Equipment; (e) the Utility Services; (f) all fixed assets, equipment, furniture, fixtures, supplies and materials, which are located at or outside the Locations or used in connection with the Business, including, without limitation, all leasehold improvements and equipment, wherever located, as well as all permits and drawings for any remodels of Locations that are pending or currently contemplated; (g) deposits and prepaid amounts for the Utility Services; and (h) all claims of Parent and Company against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent, and all insurance benefits in each case related to any of the foregoing assets or related to the Assumed Liabilities (as defined in Section 1.3, below), free and clear of all Encumbrances (items (a) through (h) are referred to collectively herein as the “Assets”).

1.1.2     Parent and Company also shall sell, assign, transfer, deliver, and convey, or cause to be sold, assigned, transferred, delivered, and conveyed, to Buyer, and Buyer shall purchase and assume from Parent and Company the following which shall also be deemed to be part of the “Assets”: (i) all of Parent and Company’s contractor and business records and telephone numbers related to the Business; (ii) all goodwill and other intangible assets associated with the Assets; (iii) all going concern value, if any, of the Assets; (iv) all assignable Permits associated with the Assets or Business and all rights and incidents of interests therein; (v) copies of all of Parent’s and Company’s books, records and files, written, electronic or otherwise relating to the Business, provided that Parent and Company may maintain a copy of such items; and (vi) all agreements associated with the Assets or the Business and all rights therein, and all amendments, modifications and waivers with respect thereto.

1.2     Excluded Assets. For the avoidance of doubt, and anything to the contrary in this Agreement notwithstanding, the Assets shall not include: (a) any insurance policies; (b) any pension, profit-sharing or cash or deferred (Section 401(k)) plans and trusts and assets thereof, or any other Employee Benefit Plan or arrangement, and the assets thereof, of Parent or Company; (c) any interest in and to any refunds of federal, state or local franchise, income or other taxes of Parent or Company for periods prior to the Closing Date; (d) any minute books or stock (or its equivalent) record books; (e) any employment identification numbers, local licensing numbers, or state tax identification numbers; (f) any cash; (g) any locations leased or operated by Company or Parent that are not used by Buyer under the Services Agreement and the associated leases, equipment and other assets; (h) any subleases to third parties; (i) trade names and domain names of Parent or its Affiliates; (j) the Towerstream Equipment; (k) the right of Company or Parent to claims for refunds of Taxes and other governmental charges, of whatever nature, but only to the extent such Taxes and other governmental charges relate to Taxes or other governmental charges that were paid by Company or Parent prior to or on the date of Closing; or (l) any Retained Location or Retained Lease (as defined below in Section 4.10) (items (a) through (l)) are referred to collectively herein as the “Excluded Assets”). Any damage or modification to any Assets resulting from the removal of the Excluded Assets, except to the extent caused by Buyer’s misconduct or negligence, shall be repaired at Parent or Company’s sole expense.

1.3     Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, Buyer shall assume only the following Liabilities of Parent and Company (collectively, the “Assumed Liabilities”): (a) all Liabilities of Parent and Company under the Leases included within the Assets that arise out of or relate to the period after the Closing Date, other than any such Liability arising out of a breach thereof or default thereunder by Company prior to or in connection with the Closing (as defined below); and (b) all Liabilities of Parent and Company for Utility Services that arise out of or relate to the period after the Closing Date, other than any such Liability arising out of a breach or default by Parent or Company under any agreement related thereto prior to or in connection with the Closing.

1.4     Excluded Liabilities. Buyer will not assume or be liable for (a) any Liabilities of Parent or Company or any other Liabilities in any way related to the Business or any of the Assets, except the Assumed Liabilities; or (b) any Liabilities of any Affiliate of Parent or Company, except Assumed Liabilities (collectively, the “Excluded Liabilities”).

2.       Closing

2.1     Closing and Closing Date. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place remotely via the exchange of signatures on the Targeted Closing Date or such other date mutually agreed upon by the Parties, following the satisfaction or waiver by the applicable Party of each of the conditions set forth in Section 5. The date on which the Closing shall take place is herein referred to as the “Closing Date.” All Closing transactions shall be deemed to have occurred simultaneously. The representations and warranties in this Agreement shall survive the Closing as set forth in Section 6.1. The covenants or other agreements in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing Date for the period contemplated by their terms.

2.2     Documents and other Items to be Delivered by Parent and Company. Concurrently with the Closing Date, Parent and Company shall deliver to Buyer the following, in a form reasonably acceptable to Buyer: (a) duly executed instruments of conveyance and transfer effecting the sale, transfer, assignment and conveyance of the Assets to Buyer, including a bill of sale (the “Bill of Sale”) and an assignment and assumption agreement (the “Assignment and Assumption Agreement”) each executed by Parent and Company; (b) a certificate of the secretary of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the sole shareholder of Company and by the board of directors of Parent, as applicable, authorizing the execution, delivery and performance of this Agreement, and all other agreements contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (c) a certificate, dated the Closing Date and signed by Parent and Company, certifying that each of the conditions set forth in Section 5.1(a) have been satisfied; (d) agreements for the consent to assignment of the Leases for the Locations where DAS & Jaroth Inc., d/b/a Pacific Telemanagement Services and Repeater Communications Group are the landlords, in a form satisfactory to Buyer; (e) good standing certificates (or their equivalents) from the Secretary of State of the state of organization of Parent and Company; (f) copies of all books, records, agreements, documents and files in the possession or within the control of Parent and Company relating to the Business or the Assets; (h) written evidence of release of all Encumbrances on the Assets, each in a form reasonably satisfactory to Buyer; (i) the Backhaul Services Agreement, executed by Parent; (j) a termination agreement in a form satisfactory to Buyer terminating the Services Agreement (the “Termination Agreement”), executed by Parent and Parent’s wholly owned subsidiary Hetnets Tower Corporation (“HTC”) and (k) such other documents as Buyer shall reasonably request in connection with the Closing.

2.3     Documents to be Delivered by Buyer. Concurrently with the Closing Date, Buyer shall deliver to Parent and Company the following: (a) the Backhaul Services Agreement, executed by Buyer; (b) the Termination Agreement, executed by Buyer; and (c) the Assignment and Assumption Agreement, executed by Buyer.

3.     Representations and Warranties of Company and Parent. Nothing contained in the Disclosure Schedules (as defined below) shall impact the treatment of any Liability as an Excluded Liability or for purposes of indemnification pursuant to Section 6 or otherwise. Company and Parent, jointly and severally, represent and warrant to Buyer that, except as set forth in the Disclosure Schedules (the “Disclosure Schedules”), the statements in this Section 3 are true and correct as of the Effective Date and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections in this Section 3.

3.1     Organization, Qualification and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of organization of Parent. Other than as specified on Schedule 3.1, Parent is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of the Business or the ownership or leasing of its properties requires such qualification, except where the failure to be so authorized, qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Parent has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it. Parent has not conducted any of the Business in any name other than Parent’s legal name, HTC’s legal name or Company’s legal name. Parent has furnished to Buyer true, complete and correct copies of its charter and bylaws, as currently in effect. Parent is not in default under or in violation of any provision of its charter or bylaws, as currently in effect. Parent has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated by this Agreement, upon execution, are valid and binding obligations of Parent. Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of organization of Company. Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of the Business or the ownership or leasing of its properties requires such qualification, except where the failure to be so authorized, qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Company has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it. Company has not conducted any of the Business in any name other than Company’s legal name, HTC’s legal name or Parent’s legal name. Company has furnished to Buyer true, complete and correct copies of its charter and bylaws, as currently in effect. Company is not in default under or in violation of any provision of its charter or bylaws, as currently in effect. Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the documents contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated by this Agreement, upon execution, are valid and binding obligations of Company. Parent holds one hundred percent (100%) of the outstanding equity interests in Company.

3.2     Assets. Except with respect to obtaining the Required Consents for the Leases set forth on Schedule 3.2, Parent and Company have the full and unrestricted power to sell, assign, transfer and deliver the Assets in accordance with the terms of this Agreement, free and clear of all Encumbrances and there are no claims or actions pending with respect to the title of the Assets, except for those arising under this Agreement in favor of Buyer.

3.3     No Conflict. Neither the execution and delivery by Parent or Company of this Agreement, nor the consummation of the transactions contemplated by this Agreement by Parent or Company, as applicable, will (a) conflict with or violate any provision of the charter (or its equivalent) or bylaws (or its equivalent) of Parent or Company, (b) require on the part of Parent or Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity (other than the filing by Parent of a Current Report on Form 8-K with the Securities and Exchange Commission (the “Form 8-K”)), (c) except as set forth on Schedule 3.3(c), conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement to which Parent or Company is a party or otherwise bound, (d) except as set forth on Schedule 3.3(d), result in the imposition of any Encumbrance upon the Assets, or (e) violate any Law or Governmental Order applicable to Company or any of its properties or assets or applicable to Parent or Parent’s properties or assets. Notwithstanding any disclosure provided by Company or Parent on Schedule 3.3(d) of the Disclosure Schedules, nothing herein shall impact, mitigate or in any way limit Company’s obligation to pay any fees associated with the assignment of the Leases as set forth in Section 4.10 hereof.

3.4          Enforceability. This Agreement and each of the agreements executed in connection with this Agreement to which Parent or Company is a party has been duly executed and delivered by Parent or Company, as applicable. This Agreement and each of the agreements executed in connection with this Agreement to which Parent or Company is a party constitutes the valid and binding obligation of Parent or Company, as applicable, enforceable against Parent or Company, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar Laws relating to or affecting the rights and remedies of creditors generally and (b) general principles of equity.

3.5          Litigation. Neither Parent or Company is or has ever been a party to any Legal Proceeding relating, directly or indirectly, to the Assets or the Business, and, to Parent’s and Company’s Knowledge, no Legal Proceeding relating, directly or indirectly, to the Assets or the Business has been threatened to be brought or filed against Parent or Company, and no event has occurred or circumstance exists that would be reasonably likely to give rise to or serve as the basis for any Legal Proceeding relating, directly or indirectly, to the Assets or the Business against Parent or Company. There are no judgments, orders or decrees outstanding against Parent or Company or relating in any way to the Assets or the Business.

3.6         Title to and Condition of Assets. To the Knowledge of Parent or Company, except as set forth on Schedule 3.3(c), (i) each of Parent or Company, as applicable, is the true and lawful owner, and has good title to, all of the Assets (tangible or intangible) owned or purported to be owned by Parent or Company, free and clear of all Encumbrances, (ii) Parent or Company own or lease all tangible assets sufficient for and used in the conduct of the Business and (iii) Parent or Company has a valid leasehold interest in all Assets (tangible or intangible) that it leases, free and clear of all Encumbrances. The Assets owned and leased by Parent or Company are in good operating condition and repair and are adequate for the uses to which they are being put in connection with the Business, ordinary wear and tear excepted. Except as set forth on Schedule 3.6, at the Closing there will be no restrictions on Buyer’s right or ability to modify, relocate, or dispose of the Equipment as Buyer sees fit.

3.7           Material Agreements.

(a)           Schedule 3.7(a) of the Disclosure Schedules lists all of the following agreements to which Parent or Company is a party or Parent or Company is otherwise bound which relate to the Assets or the Business, and all amendments, modifications and waivers with respect thereto, separated by relevant subsection:

(i)     involving any Liability (contingent or otherwise) of or owed to Company of Ten Thousand Dollars ($10,000) or more;

(ii)     with an Affiliate of Parent or Company;

(iii)     containing any covenant limiting the rights of Parent or Company to conduct the Business in any way or granting any exclusive rights, right of first refusal, right of first offer or similar right with respect to any of the Assets or rights of Parent or Company;

(iv)     that provides for the indemnification by Parent or Company of any Person or the assumption of any Liability of any Person;

(v)     relating to the acquisition of any of the Assets by Parent or Company;

(vi)     that is a Lease included within the Assets;

(vii)     that is otherwise material to the Assets or the Business (each agreement referenced in Section 3.7(a)(i) through Section 3.7(a)(vii), a “Material Agreement”).

(b)     Parent or Company has delivered to Buyer a complete and accurate copy of each Material Agreement. With respect to each Material Agreement: (i) such Material Agreement is legal, valid, binding and enforceable and in full force and effect and neither Company nor Parent has received notice or has reason to believe that the other party to such Material Agreement intends to terminate such Material Agreement; (ii) such Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect on the Effective Date; and (iii) neither Parent or Company nor, to Parent’s Knowledge, any other Person, is in breach or violation of, or default under, any provision of such Material Agreement, and no event has occurred, is pending or, to Parent’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of any provision of such Material Agreement by Parent or Company or, to Parent’s Knowledge, of any other party under such Material Agreement. Neither Company nor Parent has received notice nor has reason to believe that any party to a Material Agreement intends to terminate such Material Agreement.

3.8     Locations. To the Knowledge of Parent or Company, Schedule 3.8 of the Disclosure Schedules contains a materially complete and accurate table of all Leases included within the Assets and the Locations therefor, including the addresses, tenant name (if other than Parent or Company), landlord names, landlord addresses, telephone numbers and contact names, lease commencement dates, lease expiration or termination dates, extension rights, renewal rights and other options, existing security deposits paid by Parent or Company on the Locations (collectively, the “Security Deposits Amount”) base rents and CAM/NNN, utilities charges and other fees associated with the Locations, rent escalator, number of antennas permitted at each Location, additional access rights other than rooftop access (i.e., cable access, electricity, etc.), removal rights, consent or notice requirements to assign the Lease in connection with the transactions contemplated by this Agreement, W-9 address and contact information (if different from landlord contact information), whether a lease is terminable without cause with less than 90 days’ notice, and any fees, penalties or payments associated with a termination without cause or the assignment of the Lease. Parent or Company has quiet enjoyment and uninterrupted use of all of the Locations.

3.9     Legal Compliance. Company is in compliance, and has at all times been in compliance with all applicable Laws relating, directly or indirectly, to the Assets or the Business. Neither Company nor Parent has received any notice or communication relating directly or indirectly to any of the Assets or the operation of the Business from any Governmental Entity or Person alleging noncompliance by Parent or Company of any applicable Law.

3.10     Taxes. Each of Parent and Company has properly filed on a timely basis all Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete. Each of Parent and Company has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns that were due and payable. All Taxes that Each of Parent or Company is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. Each of Parent and Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any Person. Neither Company nor Parent has been informed by any jurisdiction that the jurisdiction believes that Parent or Company was required to file any Tax Return that was not filed. Each of Parent and Company is in compliance, and at all times has been in compliance, with all Laws applicable to Taxes.

3.11     Absence of Certain Changes, Events and Conditions. From December 31, 2015, each of Parent and Company has operated in the ordinary course of business consistent with past practice in all material respects and there has not been, with respect to each of Parent and Company and which could impact the Assets or the Business, any: (a) event, occurrence or development that has had a Material Adverse Effect; (b) incurrence, assumption or guarantee of any Indebtedness; (c) other than in the ordinary course of business consistent with past practice, entry into, amendment or waiver of any material right under, or, other than substantially pursuant to its current terms, renewal, termination or extension of, any Material Agreement; (d) the placement of any Encumbrance on any Asset; (e) material damage, destruction or loss (whether or not covered by insurance) to any Asset; (f) waiver, release, assignment, settlement or compromise of any Legal Proceeding or threatened Legal Proceeding relating to the Assets or the Business; (g) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (h) material alteration in the nature of the Business; (i) amendment, termination, waiver disposition or lapse of any Permit; (j) the commencement or, to Parent’s Knowledge, the threatening of any Legal Proceeding involving Parent or Company relating to the Assets or the Business; or (k) agreement, authorization or commitment, whether in writing or otherwise, to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.12     Insurance. The insurance policies held by Parent (collectively, the “Insurance Policies”) are of the type and in the amounts customarily carried by Persons conducting a business similar to Parent and Company and are sufficient for compliance with all applicable Laws and contracts to which Parent or Company is a party or by which it is bound. There are no claims related to the Business pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Parent or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision in any such Insurance Policy.

3.13     Broker’s Fees. Neither Company nor Parent has and no Person acting on Company’s or Parent’s behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any Person, and no Person is entitled to any such payment from Parent or Company in connection with the transactions contemplated by this Agreement.

3.14     Disclosure. No representation or warranty by Parent or Company in this Agreement, and no statement in the Disclosure Schedules or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Parent or Company pursuant to this Agreement or as part of Parent’s or Company’s diligence production contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in this Agreement or therein not misleading.

4.       Covenants

4.1     Conduct of Business. (a) From the Effective Date until the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 10, except as otherwise provided in this Agreement or consented to in writing by Buyer, Parent and Company shall conduct the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the Assets. From the Effective Date until the earlier of (1) the Closing Date and (2) the termination of this Agreement pursuant to Section 10, except as consented to in writing by Buyer, Parent and Company shall not take any action that cause or be reasonably expected to cause any of the changes, events or conditions described in Section 3.11 to occur. No disclosure by Parent or Company pursuant to this Section 4.1 shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation or breach of any warranty or covenant in this Agreement.

4.2     Exclusivity. From the Effective Date until the earlier of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 10, Company and Parent shall not, and Company and Parent shall cause their Affiliates, directors, officers, financial advisors and other representatives not to, directly or indirectly, (i) initiate, solicit, encourage or accept any offer or proposal, regarding the possible acquisition of Company or the Assets, including, without limitation, by way of a purchase of shares, purchase of assets or merger, of all or any substantial part of Company’s equity securities or assets, or (ii) other than in the ordinary course of business as heretofore conducted, provide any confidential information regarding Company to any Person other than Buyer or its authorized representatives.

4.3     Confidentiality; Nondisclosure. From and after the Effective Date, Company and Parent shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and this Agreement, except as necessary to continue operations in the ordinary course of business prior to the Closing or to the extent that Company or Parent can show that such information is generally available to and known by the public through no fault of Company, Parent or any of their Affiliates or their respective representatives. If Company, Parent or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, they shall promptly notify Buyer in writing and shall disclose only that portion of such information which Company or Parent is advised by its counsel in writing is legally required to be disclosed, provided that Company and Parent shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Unless otherwise required by applicable law (based upon the advice of counsel), Company and Parent shall not disclose the terms of this Agreement or any of the transactions contemplated by this Agreement, except to Company’s or Parent’s accountants, attorneys and other professional advisors, without the prior written consent of Buyer. Notwithstanding anything to the contrary in this Section 4.3, Company shall provide Buyer with the Form 8-K at least two business days in advance of filing and allow Buyer the opportunity to review and provide comment which shall be taken into consideration by Company. Buyer shall not restrict Parent’s ability to file the Form 8-K within four business days after entry into this Agreement.

4.4     Employee Transition Assistance.   From the Effective Date until the earlier of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 10, Buyer and its Affiliates shall have reasonable access to and be permitted to work with the employees and independent contractors of Parent and Company in order to facilitate a smooth transition of the Business at and following the Closing.

4.5     Closing Conditions. Each Party shall, and shall cause their Affiliates to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 5.

4.6     Payment of Taxes Resulting from Sale of Assets; Bulk Sales Laws. Company and Parent shall be jointly and severally responsible for paying in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, imposed on them by applicable Law. Company and Parent shall, within ninety (90) days following the Closing Date, provide written evidence to Buyer of Company’s or Parent’s payment of all transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) imposed on them resulting from or payable in connection with the sale of the Assets pursuant to this Agreement. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets, it being understood that any Liabilities arising out of the failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be Excluded Liabilities for purposes of this Agreement.

4.7     Payment and Performance of Excluded Liabilities. In addition to payment of Taxes pursuant to Section 4.6, Company and Parent shall pay, or make adequate provision for the payment in full and performance of all Excluded Liabilities.

4.8     Reports and Returns. Company and Parent shall promptly after the Closing prepare and file all reports and returns required by applicable Law relating to the Business and the Assets to and including the Closing Date.

4.9     Further Assurances. Each Party shall, and shall cause such Party’s Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement. Company and Parent shall use such Person’s best efforts to accomplish a timely, smooth, uninterrupted and organized transfer of the Assets, the operations of the Business, and the customers and contractual relationships so as to avoid any lapse of operations.

4.10     Required Consents. The Parties acknowledge that assignment of certain Locations will require the consent (the “Required Consents”) of individual landlords and that all such Required Consents may not be obtained prior to Closing. Buyer hereby agrees that except as set forth in Section 2.2(d), receipt of the Required Consents or the giving of any notice required for the assignment of the Assets (the “Required Notices”) shall not be a condition to Closing. With respect to each Required Consent and Required Notice, neither this Agreement nor any other document, certificate or other instrument delivered or to be delivered by or on behalf of Parent or Company pursuant to this Agreement shall constitute an assignment or an attempted assignment of any Asset to which such Required Consent or Required Notice relates unless and until such time as such Required Consent is obtained or Required Notice is given. Following the Closing, Company and Parent shall, jointly and severally, use commercially reasonable efforts to obtain the Required Consents and provide the Required Notices to assign and transfer the Assets, which shall each be on a form expressly approved by Buyer, as quickly as practicable and shall be responsible for and shall pay any fee or penalty to assign such Asset to Buyer. Until Parent or Company obtains a Required Consent or delivers the Required Notice for any Asset, the Parties shall cooperate with each other in any reasonable and lawful arrangements so as to provide to Buyer the benefits of use of such Asset for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Parent or Company against a third party thereunder). Once a Required Consent for the assignment of an Asset is obtained, Parent or Company, as applicable, shall promptly assign such Asset to Buyer, and Buyer shall assume the obligations of such Asset assigned to Buyer from and after the date of assignment to Buyer, pursuant to a written assignment signed by Buyer and Parent. In the event the Parties cannot obtain a Required Consent as a result of a landlord’s refusal to provide such Required Consent, the Parties agree that the Location shall be retained by Parent or Company, as applicable (such Locations, “Retained Locations” and such associated Leases the “Retained Leases”) and that any money advanced by Buyer solely in anticipation of assignment of such Retained Location shall be returned, except that Company will be entitled to retain all previously agreed to monthly fees for Buyer’s use of the Retained Location during that period. Buyer shall have the right, in its sole discretion, to determine whether it wants to continue to use the Retained Locations. In the event that Buyer determines that it wants to continue to use the Retained Locations in the absence of a Required Consent, then Buyer agrees to continue to pay Parent the previously agreed to monthly fee for said use pursuant to the terms of the Backhaul Services Agreement and Parent and Company agree to maintain such Retained Location for the use and benefit of Buyer unless and until Buyer notifies Company and Parent that it no longer desires to use the Retained Location.

4.11 Rent True Up

(a)     At or prior to the Closing, Company shall pay all rent and amounts that are first due and owing under the Leases included within the Assets in a timely fashion during the first calendar month following the Closing Date (such amount, the “First Subsequent Rent Amount”). Company shall pay all rent and amounts that are due and owing under the Leases included within the Assets in a timely fashion during (i) the second calendar month following the Closing Date (such amount, the “Second Subsequent Month Rent”) and (ii) the third calendar month following the Closing Date (such amount, the “Third Subsequent Month Rent”, together with the First Subsequent Rent Amount and the Second Subsequent Rent Amount, the “Subsequent Rent Amounts”). Company shall provide reasonable documentation regarding the calculation and payment of the Subsequent Rent Amounts to Buyer before Buyer shall be obligated to reimburse Company for such amounts in accordance with Sections 4.11(a) through 4.11(c) below.

(b)     At the Closing, Buyer shall pay to Company an amount equal to the First Subsequent Rent Amount.

(c)      Provided that Buyer has been given evidence, reasonably satisfactory to Buyer, that Company and Parent have successfully obtained the Required Consents and/or provided the applicable notices for at least fifty percent (50%) of the Locations, Buyer will reimburse Company for the Second Subsequent Rent Amount.

(d)      Provided that Buyer has been given evidence, reasonably satisfactory to Buyer, that Company and Parent have successfully obtained the Required Consents and/or provided the applicable notices for at least ninety-five (95%) of the Locations, Buyer will reimburse Company for the Third Subsequent Rent Amount.

(e)     Following the Closing and until such time as all of the rent checks have been deposited by and the amounts of the rent checks have been paid to the applicable landlords, Company and Parent shall maintain the bank accounts for which the rent checks for the Subsequent Rent Amounts were written and ensure that there is at all times sufficient funds in such bank accounts for payment of the rent checks.

(f)     Parent and Company agree to continue to provide broadband connectivity at each location where Parent or Company currently receive a reduction in rent in exchange for its provision of broadband connectivity (“Broadband Location”). Parent and Company’s obligation under this Section 4.11(f) shall survive with respect to each Broadband Location for the current term of each Lease at such Broadband Location substantially on the same basis as provided on the Closing Date; provided however, that TWC continues to pay rent associated with such Broadband Location and any backhaul charges otherwise payable under the Transaction Documents for such Broadband Location.

4.12     Investigation and Agreement by Buyer; No Other Representations or Warranties. Buyer agrees that, except for the representations and warranties made by the Company and Parent that are expressly set forth in this Agreement and or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith, none of the Parent, the Company, nor any of their Affiliates or representatives has made and shall not be deemed to have made to the Buyer or its Affiliates or representatives any representation or warranty of any kind. The Company and Parent acknowledge and agree that, except for the representations and warranties made by the Buyer as expressly set forth in in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith, none of the Buyer or any of its Affiliates or representatives makes or has made to any of the Parent, the Company, or any of their Affiliates or representatives any representation or warranty of any kind.

5.       Conditions to Closing

5.1     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions: (a) all representations and warranties of Company and Parent in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), and Company and Parent shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by Company and Parent prior to or at the Closing Date; (b) there shall be no Encumbrances on any of the Assets; (c) Buyer shall have completed its diligence review of Company and be reasonably satisfied with the results of such diligence; (d) there shall be no pending or threatened Legal Proceedings against Company or Parent that are in any way related to the Business or Company or the transactions contemplated by this Agreement; (e) Buyer shall have received each of the documents and other items set forth in Section 2.2; (f) none of the Permits, consents, approvals and waivers required pursuant to Section 2.2(d) shall have been revoked; (g) Company shall have delivered all tangible Assets not located at a Location to Buyer; (h) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated under this Agreement to be rescinded following completion thereof; and (i) during the period from the Effective Date through the Closing Date, there shall not have occurred any Material Adverse Effect.

5.2     Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Company’s waiver, at or prior to the Closing, of each of the following conditions: (a) Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by Buyer prior to or at the Closing Date; (b) Company shall have received each of the documents set forth in Section 2.3; (c) Company shall have received the First Subsequent Rent Amount; and (d) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated under this Agreement to be rescinded following completion thereof.

6.       Survival and Indemnification

6.1     Survival of Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement shall survive the Closing Date for one (1) year, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this Section 6, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, and (iii) those representations and warranties set forth in Section 3.10 (Taxes), which shall survive until the expiration of the applicable statute of limitations.

6.2     Obligations of Company and Parent. Company and Parent, jointly and severally, shall, at their own cost and expense indemnify, hold harmless and, to the extent requested by Buyer, defend Buyer, its Affiliates and their respective representatives, successors and assigns against, and reimburse such Indemnified Party for, all Losses that such Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, or to the extent relating to or in connection with (a) the ownership of the Assets or the operation of the Business prior to the Closing Date; (b) the inaccuracy or breach of any representation or warranty made by Parent or Company in this Agreement or any other document, writing or instrument delivered in connection with this Agreement (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth herein); (c) any claims of any of Company’s employees or independent contractors relating to their engagement by Company or in connection with the transactions contemplated by this Agreement; (d) the violation of any Permit or Material Agreement in connection with the transactions contemplated by this Agreement; (e) any Excluded Liability, Excluded Location or Excluded Asset; (f) any failure by Parent or Company to perform any of such Person’s covenants or obligations in this Agreement or any other document, writing or instrument delivered in connection with this Agreement; (g) any Lease assignment fees incurred in connection with the transactions contemplated by this Agreement; (h) any Taxes arising from the Business or the Assets on or before the Closing Date or in connection with the transactions contemplated by this Agreement to the extent imposed on Parent or Company under applicable Law including any taxes or penalties resulting from Buyer or Company’s failure to qualify to do business in the state of New York; (i) any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement; and (i) Company’s, Parent’s and HTC’s conduct of any of the Business in any name other than Parent’s legal name, Company’s legal name, HTC’s legal name, or registered fictitious names. Upon the final settlement or resolution of any Claim, Buyer may set off any amount to which it is entitled under this Section 6 against the amounts owed by Buyer to Parent or its Affiliates against the Security Deposits Amount. Buyer shall hold back the Security Deposits Amount on the Closing Date and shall release the Security Deposits Amount to Parent or Company on the one (1) year anniversary of the Closing Date (the “Release Date”) less all finally settled or resolved (i) indemnification claims of the Buyer paid prior to the Release Date not otherwise reimbursed by Company or Parent and (ii) unpaid indemnification claims of Buyer or its Affiliates, which amounts shall be distributed to Company or retained by Buyer, as applicable, as such amounts are determined or resolved, as applicable. The amount by which the Security Deposits Amount is reduced to pay Losses pursuant to this Agreement shall be deemed to be a reduction in the Purchase Price.

6.3     Obligations of Buyer. Buyer shall, at its own cost and expense indemnify, hold harmless and, to the extent requested by Parent, defend Parent, its Affiliates and their respective representatives, successors and assigns against, and reimburse such Indemnified Party for, all Losses that such Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, or to the extent relating to or in connection with (a) the ownership of the Assets or the operation of the Business after the Closing Date (excluding any Retained Leases and any Losses arising from Parent or Company’s use of the Assets); (b) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any other document, writing or instrument delivered in connection with this Agreement; (c) any Assumed Liability; (d) any failure by Buyer to perform any of its covenants or obligations in this Agreement or any other document, writing or instrument delivered in connection with this Agreement; or (e) any Taxes arising from the Business or the Assets after the Closing Date to the extent imposed on Buyer under applicable Law.

6.4           Procedure.

(a)     Promptly upon receipt of information indicating that a right to indemnification may arise under this Agreement, whether the right to indemnification results from claims of a third-party, from Losses or otherwise (collectively, a “Claim”), an Indemnified Party will notify the Indemnifying Parties of the circumstances of the Claim and will keep the Indemnifying Parties apprised of any material changes in the circumstances of the Claim; provided, however, that no Indemnified Party will be obligated to notify the Indemnifying Parties of any Claim earlier than the ninety (90) day anniversary of the Closing Date. The delay or failure to give such notice will not relieve any Indemnifying Party of any Liability to the Indemnified Parties except to the extent that the failure to provide notice results in the failure of actual notice and such Indemnifying Party is materially damaged as a result of such failure.

(b)     The Indemnifying Parties will be entitled to participate in, and to assume fully, the defense of any third party Claim with counsel approved by the Indemnified Parties. The Indemnified Parties will give the Indemnifying Parties reasonable information and assistance, at the Indemnifying Parties’ expense, in connection with the defense of such Claim. If timely notice of an action is given to the Indemnifying Parties and the Indemnifying Parties do not give notice to the Indemnified Parties within fifteen (15) days of the Indemnifying Parties’ intent to assume the defense, the Indemnifying Parties will be bound by any determination made in such proceeding or any compromise or settlement thereof effected by the Indemnified Parties. If the Indemnifying Parties assume the defense, it will be conclusively established for purposes of this Agreement that the Claims made are the Indemnifying Parties’ indemnity obligations under this Agreement.

(c)     The Indemnified Parties will have the right to employ separate counsel and to participate in the defense of such Claim, but the fees and expenses of such counsel will be at the expense of the Indemnified Parties unless: (i) the employment of counsel by the Indemnified Parties has been authorized by the Indemnifying Parties; (ii) the Indemnified Parties have been advised by their counsel in writing that there is a conflict of interest between the Indemnifying Parties and the Indemnified Parties in the conduct of the defense of the Claim (in which case the Indemnifying Parties will not have the right to direct the defense of the Claim on behalf of the Indemnified Parties); (iii) the Indemnifying Parties have not in fact employed counsel to assume the defense of the Claim within a reasonable time following receipt of the notice given pursuant to this Section 6.4; or (iv) the Indemnified Parties determine in good faith that there is a reasonable probability that the Claim may materially and adversely affect their or their Affiliates other than as a result of monetary damages; in each of which cases the fees and expenses of such counsel will be at the expense of the Indemnifying Parties.

(d)     Subject to the terms of Section 6.4(c), after notice to the Indemnified Parties of the assumption of defense by the Indemnifying Parties, the Indemnifying Parties will have no Liability to the Indemnified Parties for any fees or costs subsequently incurred by Indemnified Parties in such defense (except for fees and costs incurred in responding to requests for assistance from the Indemnifying Parties). No compromise or settlement of a claim binding on the Indemnified Parties will be effected by the Indemnifying Parties without the consent of the Indemnified Parties, which consent may be given or withheld in the Indemnified Parties’ sole discretion.

6.5          Limitations. Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be liable for indemnification under this Agreement unless and until the aggregate amount of all such Losses exceeds $50,000, at which point the Indemnifying Party shall be liable for indemnification under this Agreement back to the first dollar. Each Indemnified Party waives, on behalf of itself and its Affiliates, any right to multiply actual damages or recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof. Each Indemnified Party entitled to indemnification hereunder shall take reasonable steps to mitigate Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder. With the exception of Losses incurred by Buyer arising out of an Excluded Asset or an Excluded Liability, fraud, criminal activity, or willful misconduct, an Indemnifying Party shall not be liable for damages in excess of $500,000.

6.6     Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Sections 6.1 to 6.5. Nothing in this Section 6.6 shall limit any Indemnified Party’s right to seek and obtain any equitable relief to which any Indemnified Party shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or willful misconduct.

7.     Miscellaneous. Except as otherwise provided in this Agreement, each Party shall be solely responsible for and shall pay all other costs and expenses (including attorney and accounting fees) incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. This Agreement and the exhibits, schedules, other agreements and addenda hereto embody the entire agreement and understanding of the Parties and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for in this Agreement. This Agreement may not be amended or waived, and no consent required under this Agreement will be deemed to be given, except pursuant to a writing signed by the Party against whom enforcement of any amendment, waiver or consent is sought. No failure or delay on the part of Buyer or Company in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Neither of Parent or Company may assign such Person’s rights or obligations under this Agreement without the prior written consent of Buyer. Except as expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any other Person, including any employee of Company. The construction and performance of this Agreement shall be governed by the Laws of the State of New York, without regard to any choice or conflicts of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction. In the event that the Parties have a dispute, controversy or claim relating to this Agreement, any agreements or activities described in this Agreement (the “Dispute”), the Parties will first attempt in good faith to resolve the Dispute promptly by informed discussions. Any legal action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York. Each of the Parties irrevocably submits to the exclusive jurisdiction of these courts. Each of the Parties waives, to the fullest extent permitted by Law, the defenses of lack of personal jurisdiction, inconvenient forum, and improper venue to the maintenance of any such action or proceeding.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be serviced at the address and in the manner provided for in the giving of notices in Section 9. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LITIGATION RELATING TO THIS AGREEMENT OR THE REPRESENTATIONS, WARRANTIES OR POST-EFFECTIVE COVENANTS RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

8.     Notices. Any notices, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any Party may request:

If to Parent or Company:	Towerstream Corporation 88 Silva Lane Middletown, Rhode Island 02842 Attention: Arthur Giftakis, Chief Operating Officer

with a copy to:

Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Attention: Harvey Kesner, Esq.

If to Buyer:	Time Warner Cable 2551 Dulles View Drive Herndon, VA 20171 Attn: SVP & GM, Broadband Services

with a copy to:
Time Warner Cable 60 Columbus Circle New York, NY 10023 Attn: General Counsel

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (c) on the date of a signed receipt if sent by an overnight delivery service.

9.     Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual consent of Buyer and Company set forth in writing; (b) by Company by written notice to Buyer if Buyer has materially breached any representation, warranty, covenant, or agreement in this Agreement, and has not cured such breach within five (5) days after receipt of such notice or it is unable to be cured; (c) by Buyer by written notice to Company if Company or Parent has materially breached any representation, warranty, covenant, or agreement in this Agreement, and has not cured such breach within five (5) days after receipt of such notice or it is unable to be cured; or (d) by either Buyer or Company by written notice to the other Parties if, for any reason, the Closing shall not have occurred by the Outside Date, unless the failure of the Closing to occur by the Outside Date shall be due to the failure of the Party seeking to terminate this Agreement. If this Agreement is terminated pursuant to this Section 10, all further obligations of the Parties under this Agreement shall terminate; provided that the obligations of the Parties in Section 4.3, Section 8 and this Section 10 shall survive any such termination. Without limiting the rights and remedies of any Party with respect to a breach of any other Party’s representations, warranties or covenants under this Agreement or any other document delivered in connection herewith, in the event the transactions contemplated by this Agreement shall not be consummated as a result thereof, the Parties shall, bear their own respective cost and expenses.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and made effective as of the date first set forth above.

COMPANY:

Towerstream I, Inc.

Signature:  /s/ Philip Urso
Print Name:  Philip Urso
Print Title:  Sole Officer

Date:  3/9/2016

PARENT:

TOWERSTREAM CORPORATION

Signature:  /s/ Philip Urso
Print Name:  Philip Urso
Print Title:  Interim CEO

Date:  3/9/2016

BUYER:

Time Warner Cable Enterprises LLC

Signature:  /s/ Peter Stern
Print Name:  Peter Stern
Print Title:  Executive VP

Date:  3/9/2016

Exhibit A
DEFINITIONS

The following terms when used in the Agreement shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Backhaul Services Agreement” means that certain agreement to be entered into by and between Buyer and Company on the Closing Date in a form acceptable to both Buyer and Company.

“Business” means the business of operating the Equipment at the Locations for the provision of WiFi services, as currently conducted and as proposed to be conducted.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Control” or “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, business or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect or appoint at least fifty percent (50%) of the directors, managers, partners or other individuals exercising similar authority with respect to such Person.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974 (as amended) Section 3(3)) and any other employee benefit plan, program or arrangement of any kind including, but not limited to, each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance other than (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workers’, repairmen’s or other like liens arising or incurred in the ordinary course of business; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Indebtedness” means any indebtedness for borrowed money (including, without limitation, guarantees of any kind whatsoever), including interest-bearing debt, including all accrued and unpaid interest thereon and any other fees, costs and expenses payable to holders thereof in connection with the payoff and termination of such indebtedness, and all obligations in respect of capital leases.

“Knowledge” means with respect to the Parent or Company, the actual knowledge, after reasonable inquiry, of the following individuals and their direct reports: the Interim Chief Executive Officer of Parent, the Chief Financial Officer of Parent, the Chief Operating Officer of Parent, and Jackie Slaga.

“Indemnified Party” means any party entitled to receive indemnification hereunder.

“Indemnifying Party” means any party obligated to provide indemnification hereunder.

“Knowledge” means the actual or constructive knowledge of any employee of Company or Parent after due inquiry.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator.

“Liability” shall mean with respect to any Person, any liability, payable or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be reflected or disclosed on the financial statements of such Person or the notes thereto.

“Losses” means any and all losses, damages, liabilities, costs, expenses, settlement payments, awards, judgments, fines, obligations and claims of any kind, including reasonable attorneys’ fees.

“Material Adverse Effect” means any change, event, circumstance, effect or development that has had or would reasonably be expected to have a material adverse effect on the business, assets, prospects, liabilities, capitalization, condition (financial or other) or results of operations of Company.

“Material Adverse Effect” means any change, event, circumstance, effect or development that has had or would reasonably be expected to have a material adverse effect on the business, assets, prospects, liabilities, capitalization, condition (financial or other) or results of operations of Company.

“Outside Date” means the date that is sixty (60) days from the Targeted Closing Date.

“Party” or “Parties” individually and collectively, as the case may be, means Buyer, Company and Parent.

“Permit” means a permit, license, franchise, approval, authorization or consent required to be obtained from any Governmental Entity.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Services Agreement” means the WiFi Services Agreement that was entered into by and between Company and Buyer effective June 14, 2013.

“Targeted Closing Date” means March 1, 2016.

“Tax” means any tax or similar governmental charge, duty, impost, license or registration fee, custom duty or levy (including without limitation income taxes, franchise taxes, capital stock taxes, license taxes, profit taxes, transfer taxes or fees, registration taxes, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, environmental taxes real property taxes, personal property taxes, withholding taxes, payroll taxes, employment taxes, severances taxes, stamp taxes, occupation taxes, premium taxes, social security (or similar) taxes, unemployment taxes, disability taxes, alternative or add-on minimum taxes, estimated taxes or windfall profit taxes or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner) together with any related penalties, fines, additions to tax or interest, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, imposed by any Governmental Entity.

“Towerstream Equipment” has the meaning assigned to such term in the Backhaul Services Agreement.

“Utility Services” means telephone, electrical, water (excluding bottled water), cable or DSL services and theft and fire alarm service contracts (but only to the extent that the terms of such contracts represent current market terms) serving the Locations.